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## CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
QSound Labs, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-09228; 333-117165;and 333-133714) and on Form F-3 (No. 333-121871 and 333-133290) of QSound Labs, Inc. of our report dated March 7, 2007, with respect to the consolidated balance sheet of QSound Labs, Inc. as of December 31, 2006, and the related consolidated statements of operations and deficit and cash flows for the year then ended and the consolidated statements of operations and deficit and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2006, annual report on Form 20-F of QSound Labs, Inc.

KPMG LLP

Chartered Accountants

Calgary, Canada
March 23, 2007